Exhibit 5(a)
November 8, 2010
Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
     Re:    Issuance and Sale of Securities
Ladies and Gentlemen:
          We have acted as counsel to Northrop Grumman Corporation, a Delaware corporation (the “Company”), in connection with the public offering of $500,000,000 aggregate principal amount of the Company’s 1.850% Senior Notes due 2015 (the “2015 Notes”), $700,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2021 (the “2021 Notes”), and $300,000,000 aggregate principal amount of the Company’s 5.050% Senior Notes due 2040 (the “2040 Notes” and together with the 2015 Notes and the 2021 Notes, the “Securities”), issuable pursuant to that certain Indenture, dated as of November 21, 2001, as modified by the First Supplemental Indenture, dated as of July 30, 2009, and as supplemented by the Second Supplemental Indenture, dated as of November 8, 2010 (as so modified and supplemented, the “Company Indenture”), by and between the Company and The Bank of New York Mellon (successor in interest to JPMorgan Chase Bank), as trustee (the “Trustee”). On November 1, 2010, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities. This opinion is being rendered in connection with the filing by the Company of a prospectus supplement to the Registration Statement on Form S-3 (File No. 333-152596) (the “Registration Statement”) dated November 1, 2010 relating to the offering and sale of the Securities.
          This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.
          In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinion expressed below. In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as we have considered necessary to provide a basis for the opinion hereinafter expressed. In such examination, we assumed that such documents and instruments have not been amended or modified since the date submitted and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
          Based upon and subject to the foregoing and the qualifications and limitations set forth below, it is our opinion that the Securities have been duly authorized in accordance with the Company Indenture, and when executed, authenticated, issued and delivered to and paid for by the Underwriters, will constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Northrop Grumman Corporation
November 8, 2010

          The opinion set forth above is qualified to the extent that the enforceability of any document, instrument or Security may be limited by or subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) public policy considerations which may limit the rights of parties to obtain remedies, and (iii) the implied covenants of good faith and fair dealing. We express no opinions concerning (i) the validity or enforceability of any provision contained in any Security or the Company Indenture that purports to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of any indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities laws.
          The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York as they relate to the validity and enforceability of documents, agreements and instruments referred to herein and the General Corporation Law of the State of Delaware, the applicable provisions of the Constitution of the State of Delaware, and reported decisions of the Delaware courts interpreting such laws and Constitution, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, any Securities, the Company Indenture, the Underwriting Agreement or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Securities or the Company Indenture, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.
          We hereby consent to the filing of this opinion as an exhibit to a report of Form 8-K to by filed by the Company on the date hereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Sheppard, Mullin,
Richter & Hampton LLP